EXHIBIT 4.12

Employment agreement and retention award – Mr Gavin R Slater (as Group General Manager, Office of the Chief Executive)

National Australia Bank
500 Bourke Street
MELBOURNE VIC 3000

10 June 2004

Gavin Slater

Level 36, 500 Bourke Street

MELBOURNE VIC 3000

Dear Gavin

National Australia Bank Ltd is pleased to confirm your employment with us in the Position of Group General Manager, Office of the CEO (“your Position”) on the terms and conditions set out in this letter and the Attachment.

Employer

Your contract of employment will continue to be with National Australia Bank Ltd (“us”).  As our employee, you may be required to provide services to any Related Body Corporate of the National Australia Bank Ltd as well as to us.  You will remain our employee despite any alteration to your Position or appointment to another Position in accordance with these terms and conditions.

Position and Duties

In your Position, you will be located in Melbourne, Victoria and will report to the

Chief Executive Officer.

The duties and responsibilities in your Position have been discussed with you.  You may be required to undertake other duties and responsibilities from time to time, and your reporting responsibility and/or Position title may also be altered from time to time. In some circumstances you may be required to undertake another Position.  In any other Position, these terms and conditions will continue to apply.

Date of Operation

The terms and conditions set out in this letter and the Attachment, if accepted, will apply to your employment with us from 5 April 2004 (“Commencement Date”).

National Australia Bank Group policies

You will be required to comply with our policies and procedures generally, as established and varied from time to time.  Some of those policies and procedures are referred to in more detail in the Attachment.

By accepting this offer, you acknowledge that you have received the enclosed copies of the following policies prior to acceptance:

(a)           “Equity in Employment: We’re Committed”;

(b)           “Sexual Harassment: Off Limits”; and

(c)            “Code of Conduct: Our Behavioural Guidelines”, and

(d)           “The National’s Privacy Policy”

Remuneration and Other Benefits

Your remuneration arrangements including your Total Employment Compensation and certain other benefits are set out in Section B of the Attachment.  Your Total Employment Compensation will not be altered unless you agree, except to the extent that this agreement permits.

Confidentiality and other Duties

Section C of the Attachment sets out your obligations in respect of Confidential Information and Personal Information.  Those obligations continue, even if your employment with us ceases for any reason.

Leave

Your leave entitlements and obligations are set out in Section D of the Attachment.

Termination of Employment

You may terminate your employment with us by giving us 4 weeks notice in writing.  You may also terminate your employment with us on other specified grounds which require you to give us a longer notice period.  We may terminate your employment upon specified grounds which require notice or payment in lieu to be given.  In certain circumstances, including serious misconduct, (for example, disclosure of Confidential Information or other serious or continuing breaches of your contract), we may terminate your employment without notice.  In this case you will receive only accrued but untaken leave entitlements.  Detailed conditions of termination are set out in Section E of the Attachment.

New Agreement

This agreement, as set out in this letter and the Attachment, replaces any present employment agreement you have with us.  Any agreements, understandings or negotiations in respect of your employment with us cease to have any effect from the date of this letter.  Further details on this matter are set out in Section F.8 of the Attachment.

Applicable law and other general conditions

Your contract of employment arising from acceptance of this offer will be governed by the law of the State of Victoria.  Other general conditions of the offer of employment are set out in Section F of the Attachment.

Definitions

Definitions of the terms used in this letter of offer and the Attachment are set out in section G of the Attachment.

The Attachment

The Attachment to this letter forms part of the terms and conditions of this offer of a contract of employment with us.

Letter of Offer, Attachment and Enclosures

This letter summarises the terms and conditions of our offer of employment.  If there is any inconsistency between this letter and the Enclosures and the Attachment, then the Enclosures and the Attachment prevail.

Acceptance

In order for the terms and conditions set out in this letter and the attachment to have legal effect, you must sign the duplicate of this letter in the presence of a witness and return it to me.  If this offer is not accepted within 28 days after the date of this letter it will lapse.

Yours sincerely,

[Original signed]

John Stewart

Chief Executive Officer

National Australia Bank

Enclosures:

Attachment

Policies:

1.             “Equity in Employment: We’re Committed”;

2.             “Sexual Harassment: Off Limits”; and

3.             “Code of Conduct: Our Behavioural Guidelines”.

I acknowledge having read this letter and each of its enclosures, and I accept the offer of continuing employment with National Australia Bank Ltd on the terms set out in this letter and its enclosures.

Signed:	[Original signed]

Date:	24 June 2004

Witnessed By:	[Original signed]

Full Name of Witness	CAROLYN GRAHAM
(Please Print)

Address of Witness	8 VISTA CRESCENT ROWVILLE VIC 3178

Contents

Section:

A:            Position and Work

B:            Remuneration and Benefits

C:            Confidential Information and Related Matters

D:            Leave

E:             Termination of Employment

F:             General Conditions

G:            Definition of Terms.

Policies:

1.             “Equity in Employment: We’re Committed”;

2.             “Sexual Harassment: Off Limits”; and

3.             “Code of Conduct: Our Behavioural Guidelines”.

4.             “National’s Privacy Policy”.

Section A: Position and Work

A.1          Your Position

As set out in your offer of continuing employment your Position is Group General Manager, Office of the CEO.

A.2          Duties

A.2.1      Your powers responsibilities and duties

You may exercise the powers and discretions, hold the responsibilities and perform the duties and tasks which:

(a)            we determine are appropriate to your Position; and

(b)           are conferred, delegated or specified to you by us through your Manager (or any other person authorised by us) from time to time

(collectively “the powers, duties and responsibilities of your Position”).

A.2.2      Compliance with directions

You must comply with all lawful and reasonable directions of your Manager (or any other person authorised by us).

A.3          Changes in your Position and Work

A.3.1      Changes in your Position

During your employment by us we may alter, add to or reduce the powers, duties and/or responsibilities of your Position either:

(a)            with your agreement; or

(b)           by a direction from us.

We can only give you a direction if it does not unreasonably alter, add to or reduce the powers, duties and/or responsibilities of your Position.

A.3.2      Appointment to another Position

During your employment by us, we may appoint you to another Position (“the other Position”):

(a)            with your agreement; or

(b)           by a direction in writing from us.

We can only give you a direction if the other Position:

(a)            is reasonably comparable to your Position, taking into account the powers, duties and responsibilities of the other Position; and

(b)           is at the same location as your Position or is at a location within a reasonable distance of your place of residence.

A.3.3      Continuation of the Agreement

The terms of this agreement will continue to apply even though:

(a)            the powers, duties and responsibilities of your Position are varied; or

(b)           you are appointed to another Position

under this agreement.

A.3.4      No material change of circumstances

A variation to the powers, duties and/or responsibilities of your Position, or appointment to another Position, in accordance with this agreement does not constitute a “material change in circumstances” for the purpose of Clause E.2.1.

A.4          Performance

A.4.1      Performance of duties

You will exercise your powers and perform your duties and responsibilities in a proper and efficient manner.  Unless you are absent by reason of ill health or approved leave, you will devote the whole of your time, attention and abilities, during our normal business hours and otherwise as is reasonably necessary, to exercising your powers and carrying out your duties and responsibilities.

A.4.2      Other employment

(a)            You must not:

(i)             undertake any other business or profession;

(ii)            be or become an employee or agent of any other person; or

(iii)           assist or have any interest in any other business or profession.

(b)           However, despite sub-clause (a):

(i)             we may agree to you doing any of those things, and we will not unreasonably refuse to so agree;

(ii)            you may hold or acquire as a bona fide investment shares or other securities of any publicly listed company, including any company listed for quotation on the Australian Stock Exchange Ltd.

(c)            You may be required to disclose to us any information relevant to any matter referred to in this clause.

A.4.3      Promotion of our interests

You must use your best endeavours to promote and enhance the Bank’s interests, welfare, business, profitability, growth and reputation.  You must not intentionally or negligently do anything which is or may be harmful to those things.

A.4.4      Compliance with our policies

In addition to each of your other duties and responsibilities, you must comply with our policies and procedures, as determined by us from time to time including, in particular, the following policies and procedures:

(a)            Equity in Employment: We’re Committed;

(b)           Sexual Harassment: Off Limits;

(c)            Code of Conduct: Our Behavioural Guidelines and,

(d)           The National’s Privacy Policy

You acknowledge that you have been provided with a copy of each of these policies and procedures prior to signing this Agreement.

A.4.5      Duties owed

In addition to the duties owed to us as your employer, including but not restricted to clauses A4.2 and A4.3, Section C and clause F.5 you also owe duties to each Related Body Corporate of National Australia Bank Limited.

A.4.6      Illegal Drugs and Alcohol

You must not:

(a)            use or have in your possession any illegal drugs during working hours;

(b)           attend to carry out the duties of your Position under the influence of any alcoholic beverage or under the influence of any illegal drug. “Under the influence of any alcoholic beverage” means that in the reasonable opinion of your manager, you are affected by alcohol in such a way that you may not be able:

(i)            to perform the duties of your position;

(ii)           to exercise the level of judgement and skill that the performance of those duties requires; or

(iii)          to take reasonable care for your own safety or the safety of others.

(c)           drive any vehicle in the course of your employment:

(i)            with a blood alcohol content exceeding that prescribed by the laws of the State in which the vehicle is being driven;

(ii)           under the influence of any illegal drug.

“Illegal drug” means a substance the possession or use of which is prohibited by law

A.4.7      Occupational Health and Safety

You must:

(a)            assist us in the implementation of any measures taken by us in respect of occupational health and safety;

(b)           observe any occupational health and safety policy, procedure, regulation or rule which applies to us;

(c)            use all equipment and appliances provided by us to ensure the health and safety of you, our other employees, our customers and any other persons;

(d)           generally, comply with any obligation imposed on you under the laws applicable to occupational health and safety.

A.4.8       Obligations of the Bank

We:

(a)            acknowledge our obligation to provide a safe workplace, under and in terms of relevant occupational health and safety legislation and common law duties;

(b)           acknowledge our obligations under and in terms of relevant Federal and State industrial and other legislation, applicable to us in our capacity as your employer, including but not limited to the Workplace Relations Act 1996; and

(c)            undertake to use our best endeavours to ensure that all information provided to you by us, in relation to the terms and conditions of your employment with us, and your rights and obligations under this agreement is accurate.

A.5          Management Information

A.5.1      Reporting requirements

You must promptly report to your Manager, or any other person authorised by us, any information which relates to our business, the exercise of your powers, or the performance of your duties and responsibilities.  A report must be made in response to a request and may be made on your own initiative.

A.5.2      Explanations

You must provide any explanations that your Manager, or any other person authorised by us, requests, where such explanation relates to our business, the exercise of your powers, or the performance of your duties and responsibilities.

Section B:  Remuneration and Benefits

B.1          Total Employment Compensation

You will receive Total Employment Compensation (TEC) of $345,000 which is inclusive of Employer-funded Superannuation.

A full explanation of each component of your TEC appears below.

B.1.1      Total Remuneration Package

Your Total Remuneration Package (TRP) includes a Benefit Component that may be taken as cash.

Your TRP is initially $317,300 and will be paid fortnightly in arrears.

B.1.2      Benefit Component

The Benefit Component of your TRP is initially $126,920.

The Benefit Component may be taken as cash or non cash benefits or a combination of both. It includes Fringe Benefits Tax (FBT) payable by us in connection with the provision of non-cash benefits.

B.1.3      Superannuation

(a)            We will arrange for the Trustee of the National Australia Bank Group Superannuation Fund (“the Fund”) to offer membership of the Fund to you, on the terms of the applicable Trust Deed and Rules.

(b)           The total value of superannuation is calculated as 9.7% of 90% of your TRP.  This amount is initially $27,700  This amount is made up as follows:

(i)            We will provide 9.0% of 90% of your TRP up to the Maximum Earnings Base (MEB) as set by the Government each July to the Fund on your behalf.  This amount of $11,001 will be credited to your Fund account on a regular basis in line with the pay cycle as a contribution for, or in respect of, you.  This amount may be altered by us from time to time, subject to any applicable legislation.

This contribution is in addition to any salary sacrifice superannuation contribution you nominate as part of your TRP and any contribution you elect to make to superannuation from post-tax TRP.

(ii)           $15,843 will be paid to you as cash in the form of a superannuation allowance.

(iii)          We provide on average 0.7% of 90% of your TRP up to the MEB to the Fund on your behalf to cover the cost of death and disability benefits (on average 0.5% of 90% of your TRP) and fund administration (on average 0.2% of 90% of your TRP).  This amount may be altered by us from time to time, subject to any recommendations by the Fund Actuary or any applicable legislation.

B.1.4      Review

Your next remuneration review is expected to be during January 2005.  Thereafter we will review your Total Employment Cost at least once in each 12 months of your employment on such a basis as we, in our absolute discretion, may determine.  Your TEC will not be reduced as a consequence of a review.

B.1.5      Incentive Plan

We have an incentive program which may change from time to time.  You are entitled to participate in that program on its terms if:

(a)            in the Incentive Plan Year under consideration you have worked for us for at least three months; and

(b)           you are employed by us at the time any incentive payment relating to that Incentive Plan Year is made.

(c)            In the event of your employment being terminated due to redundancy or retirement, you may be eligible to participate in that program subject to clause B.1.5 (a) and any incentive payable will be calculated pro-rata as at the date of termination.

B.2          Benefits

B.2.1      Other benefits

In addition to the benefits provided to you under your Total Employment Compensation:

(a)           you are eligible to participate in the National Australia Bank Staff Share Allocation Plan and National Australia Bank Staff Share Ownership Plan on their terms, as varied from time to time.

(b)           you will be considered for participation in any offers made under the National Australia Bank Executive Share Option Plan No.2, in accordance with the Plan rules as applicable from time to time;

(c)           you are entitled to participate in other benefits which are normally provided to staff employed by us at your level.

B.2.2      Reimbursement of Expenses

Subject to substantiation and approval in accordance with our guidelines from time to time, we will reimburse you for all expenses you properly incur in carrying out your responsibilities and duties (including, but not limited to travelling, accommodation, entertainment and telephone expenses).

Section C:  Confidential Information, Personal Information and Related Matters

C.1          Confidential Information

C.1.1      Acknowledgement

You acknowledge that the Confidential Information is solely and exclusively our property.

C.1.2      Confidentiality

Unless:

(a)           you are required by us, or our auditors, or by law; or

(b)           we agree in writing,

you must not:

(c)           use any Confidential Information; or

(d)           disclose any Confidential Information to any person,

other than for the purpose of carrying out your powers, duties and responsibilities.

C.1.3      Use

You must not use any Confidential Information for the benefit of any person other than us.

C.1.4      Confidential Information in the public domain

To the extent that Confidential Information is in the public domain, subject to clause C.1.5 your obligations under clauses C.1.2 and C.1.3 cease.

C.1.5      Uncertainty

If it is uncertain whether:

(a)            any information is Confidential Information; or

(b)           any Confidential Information is lawfully within the public domain,

such information is deemed to be Confidential Information and deemed to be not within the public domain, unless we inform you in writing to the contrary.

C.1.6      Security of Confidential Information

So far as is reasonably practicable, you must:

(a)           maintain proper and secure custody of Confidential Information; and

(b)           use your best endeavours to prevent the disclosure of Confidential Information to third parties or the use by them of Confidential Information.

C.1.7      Delivery

You must immediately deliver all Confidential Information which is physically capable of delivery to us if:

(a)            this agreement is terminated; or

(b)           you are so requested by your Manager or a person authorised by us.

C.1.8      Confidential Information may be destroyed

(a)            If we request you to do so, instead of delivering the Confidential Information according to clause C.1.7, you must destroy the Confidential Information and certify in writing to us that the Confidential Information has been destroyed.

(b)           In the case of computer software or other computer data we have requested you to destroy, you must erase it from magnetic media on which it is stored such that it cannot be recovered or in any way reconstructed and certify in writing to us that the Confidential Information has been destroyed.

C.1.9      Obligations relating to Personal Information

(a)            In relation to any Personal Information which comes to your knowledge as our employee or while you perform any duties for us, you must comply with and not cause us to breach:

(i)             any applicable privacy laws; and

(ii)            our Privacy Policy (as amended from time to time).

(b)           To the extent that Confidential Information consists of or includes Personal Information, you must in addition to the obligations set out generally in this Section C comply with the obligations set out in sub-clause (a) above.

C.1.10    Obligations to continue

Your obligations under this clause:

(a)            continue after termination of this agreement;

(b)           are enforceable by us at any time by legal process; and

(c)            are for our continuing benefit.

C.1.11    Obligations under Corporations Act

Your obligations to us pursuant to the Corporations Act are in addition to your obligations under this agreement.

C.2          Non Solicitation Covenant

You covenant that whether on your own account or for any person during your employment and for a period of 12 months after your employment ceases, you will not solicit or entice (or endeavour to solicit or entice) from us:

(a)            any of our officers or employees or any contractors to us, whether or not that person would commit a breach of any contract by reason of ceasing to serve or provide services and/or goods to us;

(b)           the custom of any person who has during the two years prior to the cessation of your employment been our customer, if that person dealt with the area of our operations for which you have or have had responsibility in the period of two years prior to cessation of your employment.

Section D:  Leave

D.1          Annual Leave

(a)            You are entitled to 4 weeks paid leave, or other amount as specified in the Award, for each period of 12 months during your employment or a proportionate amount of leave for any period of less than 12 months.

(b)           This leave is in addition to any declared public and Bank holidays which are normally observed by us.

(c)            So far as possible, leave will be taken at times mutually agreed to by you and us.  If this is not possible, leave is to be taken at such times as we direct.

(d)           Any accrued but unused portion of annual leave will be paid upon termination of employment.  Payment will be calculated on your TRP at the date of termination.

D.2          Long Service Leave

D.2.1       You are entitled to long service leave in accordance with:

(a)            the National Australia Bank Group Award 2002 as replaced and varied from time to time, as it applies to the Bank; or

(b)           our long service leave scheme as varied from time to time,

whichever is the greater.

D.2.2       Any accrued but unused portion of long service leave will be paid on termination of employment.  Payment will be calculated on your TRP at the date of termination.

D.3          Sick Leave

D.3.1      You are entitled to sick leave under and in accordance with the Award.

D.3.2      In summary:

(a)            Under the Award your current sick leave entitlement (which accumulates to the Award maximum from year to year) is:

(i)	In the first year of employment -	8 days

(ii)	In the second year of employment -	10 days

(iii)	Thereafter in each year of employment-	12 days

D.3.3      You should refer to the Award for the statement of your entitlements and the applicable conditions.

D.4          Parental Leave

D.4.1       After 12 months continuous service with us you are entitled to parental leave, on a without remuneration basis, in accordance with:

(a)            the Award;

(b)           the Workplace Relations Act 1996; or

(c)            Our Parental Leave Policy as varied from time to time,

whichever is the greater.

D.4.2      In summary:

(a)            Your current basic parental leave entitlement is a period of up to 52 weeks unpaid leave;

(b)           Upon return to work, following the taking of parental leave, you are entitled to return to the Position you held prior to the commencement of the leave.  If that Position no longer exists, you are entitled to a Position as nearly comparable in status and TEC to the former Position as is possible.

D.4.3       You should refer to the documents set out in clause D.4.1. for the statement of your entitlements and the applicable conditions.

Section E:  Termination of Employment

E.1          Termination by us

We may terminate your employment in a number of circumstances.  These are set out below.

E.1.1       Summary termination

We may terminate your employment by giving written notice to you effective immediately, if you:

(a)           become bankrupt or compound with your creditors (or any of them) or assign your estate for the benefit of your creditors (or any of them);

(b)           are precluded from taking part in the management of a corporation by the provisions of Section 91a, 229 or 230 of the Corporations Act;

(c)           are convicted of any offence involving fraud or dishonesty or any other serious offence (except for a traffic offence) which is punishable by imprisonment (whether you are imprisoned or not);

(d)           commit a serious or persistent breach or non-observance of this agreement;

(e)           knowingly fail to comply with an obligation imposed upon you under the Award or Enterprise Agreement; or

(f)            are guilty of misconduct of such a kind that it would be unreasonable to require us to continue your employment during the notice period required under this Agreement.

E.1.2       Termination for unsatisfactory performance

(a)            We may terminate your employment by giving you twelve weeks’ notice in writing if:

(i)            we have informed you in writing of reasonable standards of performance in relation to your Position (“the performance standards”);

(ii)           we have given you a reasonable opportunity to meet the performance standards;

(iii)          on a reasonable assessment, you have failed to meet the performance standards;

(iv)          we have informed you in writing that you have not met the performance standards;

(v)           we have given you the opportunity to respond to matters of concern in connection with your performance (unless, in all the circumstances, we could not reasonably be expected to give you that opportunity); and

(vi)          having considered any response you may make to those matters, we are satisfied that there is no adequate reason for your failure to meet the performance standards and no adequate reason why your employment should not be terminated.

(b)           In our discretion:

(i)             we may require you to work through all (or part only) of the notice period; or

(ii)            we will make payment in lieu of the whole notice period (or the unworked balance of the notice period).

(c)            If we make payment in lieu of all or part of the notice period, it will be calculated on the basis of your Total Remuneration Package.

E.1.3       Termination because of redundancy

(a)            We may terminate your employment in the case of redundancy by giving you six weeks’ notice in writing.

(b)           A redundancy occurs where we consider that the work being done by you (or a major portion of it) is no longer required to be done.  This may be as a result of re-organisation, changed business practice, technological change or a down turn in business.

(c)            A redundancy does not occur if we offer another Position to you of a similar kind at the same location as your Position or at a different location, if the different location is within a reasonable distance of your place of residence.

(d)           In our discretion:

(i)             we may require you to work through all (or part only) of the notice period; or

(ii)            we will make payment in lieu of the whole notice period (or the unworked balance of the notice period).

(e)            If we make payment in lieu of all or part of the notice period, it will be calculated on the basis of your Total Remuneration Package.

(f)            Upon termination of employment under this clause, we will pay to you the greater of:

(i)             a Termination Payment equal to 59 weeks. Total Remuneration Package; or

(ii)            the redundancy payment calculated in accordance with the Redundancy, Redeployment and Retrenchment Agreement (less any payment in lieu of notice required to be made under that agreement).

E.1.4       Termination because of changed requirements

(a)            We may terminate your employment in the case of changed requirements, by giving you six weeks’ notice in writing.

(b)           “Changed requirements” means that we have determined that we no longer wish to retain your services.

(c)            In our discretion:

(i)             we may require you to work through all (or part only) of the notice period; or

(ii)            we will make payments in lieu of the whole notice period (or the unworked balance of the notice period).

(d)           If we make payment in lieu of all or part of the notice period, it will be calculated on the basis of your Total Remuneration Package.

(e)            Upon termination of employment under this Clause, we will pay to you a termination payment equal to 59 weeks. Total Remuneration Package.

E.2          Termination by You

You may terminate your employment in a number of circumstances.  These are set out below.

E.2.1       Termination because of material change of circumstances

(a)            You may terminate this agreement in the case of a material change of circumstances by giving us six weeks’ notice in writing.

(b)           A change in the powers, duties and responsibilities of your Position, or appointment to another Position, which is not authorised by clause A.3 is a “material change of circumstances” if, and only if, without your agreement:

(i)             we purport to substantially reduce your Total Remuneration Package;

(ii)            we purport to substantially reduce the powers or responsibilities of your Position;

(iii)           we purport to substantially diminish the scope of your duties in your Position; or

(iv)          there is any other change by us in relation to your employment which, under generally applicable principles of law, would amount to conduct by us entitling you to accept that conduct as constituting a termination of this agreement.

(c)            In our discretion:

(i)             we may require you to work through all (or part only) of the notice period; or

(ii)            we will make payment in lieu of the whole notice period (or the unworked balance of the notice period).

(d)           If we make a payment in lieu of all or part of the notice period, it will be calculated on the basis of your Total Remuneration Package.

(e)            Upon termination of employment under this clause, we will pay to you a termination payment equal to 59 weeks. Total Remuneration Package.

(f)            If you terminate this agreement, as a result (wholly or in part) of an event under sub-clause E.2.1.(b)(i), then any payment we make under this clause E.2.1 shall be calculated on your Total Remuneration Package before the reduction.

E.2.2       Other termination

(a)            You may terminate this agreement at any time by giving us not less than 4 weeks written notice.

(b)           We may either:

(i)             retain you in our service for all or part of the notice period; or

(ii)            pay you an amount equal to your Total Remuneration Package for so much of the notice period as you are not retained, up to a maximum of 4 weeks.

E.3          Entitlements upon termination

(a)            In addition to any other entitlement under this Agreement, on any termination of this Agreement you are entitled to receive:

(i)             your Cash Salary and other benefits under this Agreement;

(ii)            payment of any accrued or untaken annual leave paid on TRP;

(iii)           TRP in lieu of any accrued but untaken long service leave; and

(iv)          any other benefits due to you pursuant to any share plan or other relevant plan;

up to and including the date of termination.

(b)           If your employment is terminated because of redundancy (Clause E.1.3), changed requirements (Clause E.1.4), or material change of circumstances (Clause E.2.1) we will request the Trustees of the National Australia Bank Superannuation Fund to pay to you a benefit which will include the full current value of any Excess Transfer Value which would normally be vested and credited to your account progressively between the ages of 45 and 50 years.

E.4          Reasonableness of provisions and satisfaction of obligations

E.4.1       Acknowledgment

You acknowledge:

(a)            that the terms and conditions of this agreement in respect of termination of employment (“the terms”) are fair and reasonable, recognising that the extent and nature of benefits due to you upon termination differ appropriately accordingly to the reason for termination;

(b)           that the terms are not harsh, unjust or unconscionable.

If we give notice (or pay in lieu of notice) and make payment of entitlements which arise under this agreement upon termination of employment on a particular basis we are doing so, and you receive them, in satisfaction of each of your entitlements under this agreement, the Award and/or the Enterprise Agreement, in respect of a termination of employment upon that basis.

E.4.2       No compensation

If your employment is terminated in accordance with the express terms of this agreement you are not entitled to claim any compensation or damages from us in respect of termination.

E.5          Return of our Property

Upon termination of this agreement you will return each item of our property (including but not limited to keys, disks, each vehicle owned or leased by us and computers, access cards) in your possession or control.

E.6          Loans and accounts

While you are an employee of the Bank any account you open which is referred to in the Employee’s Choice booklet (available on the Bank’s intranet site), as amended from time to time, will be subject to the benefits and concessions set out in that booklet relevant to that account.  Such benefits and concessions cease upon termination of your employment with the Bank for any reason, except where otherwise specified.

Section F:  General Conditions

F.1          Governing law

This agreement is governed by and will be interpreted in accordance with the laws of Victoria.

F.2          Relevance of Award and Industrial Agreement

(a)            You and we acknowledge that, by reason of the Workplace Relations Act 1996 (“the Act”), the Award and the Enterprise Agreement apply to your employment.

(b)           We agree with you that:

(i)             no provision of the Award or the Enterprise Agreement will be binding upon us in connection with your employment except in accordance with the Act;

(ii)            no provision of the Award or the Enterprise Agreement will be, or be implied to be, a term of your contract of employment with us,

unless we otherwise agree with you.

F.3          Amendment

This agreement may only be varied or replaced by a document signed by us and you.

F.4          Waiver and Exercise of rights

(a)            A single or partial exercise or waiver of a right relating to this agreement will not prevent any other exercise of that right or the exercise of any other right.

(b)           A party will not be liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

F.5          Misrepresentation

You must not:

(a)            at any time intentionally make any untrue statement in relation to us or in relation to your employment with us, or have made any untrue or misleading statement in connection with prospective employment with us; or

(b)           after cessation of employment represent that you are employed by or connected with us.

F.6          Arbitration

(a)            Any dispute between us and you (other than any claim for equitable relief) as to:

(i)             the interpretation of this agreement; or

(ii)            the rights or obligations of each party arising from our employment relationship with you,

must be submitted to a single arbitrator in accordance with and subject to the Commercial Arbitration Act 1984 (Victoria).

(b)           A party must give notice of a dispute to the other party within 21 working days of the dispute arising.

(c)            For the purposes of an arbitration under this clause, if we do not agree with you on the appointment of an arbitrator within 14 days of the notification of dispute by either party to the other, the President or Acting President of the Law Institute of Victoria will appoint an arbitrator on application by either you or us.

F.7          Rights Cumulative

Subject to any express provision in this agreement to the contrary, the rights of a party under this agreement are cumulative and are in addition to any other rights of that party.

F.8          Entire Understanding

F.8.1       This agreement constitutes the entire agreement of the parties about its subject matter.  Any previous agreements, understandings and negotiations on that matter cease to have any effect.

F.8.2       For the avoidance of doubt, for the purpose of this agreement the subject matter of this agreement is the terms and conditions of your employment by us.  Subject to the express terms of this agreement, this clause is not intended to limit, extend or otherwise vary:

(a)            any duty imposed upon you or us which arises by operation of law or by force of legislation; or

(b)           any term of the agreement implied by law.

F.8.3       No oral explanation or information provided by any party to another will:

(a)            affect the meaning or interpretation of this agreement, or

(b)           constitute any collateral agreement, warranty or understanding between any of the parties.

F.9          Severance

(a)            You and we consider that covenants, obligations and restrictions contained in this agreement (“the covenants”) are reasonable in all the circumstances of your employment.

(b)           Each and every part of the covenants is a severable and independent covenant.  You agree with us that our joint intention is that if the covenants, taken together, go beyond what is reasonable in all the circumstances but would be reasonable with any one or more of the covenants (or any one or more parts of the covenants) deleted, the covenants will apply as if those unreasonable covenants (or parts of covenants) were deleted.

Section G:  Definition of Terms

In this Agreement, unless the context otherwise requires:

“Accrued but untaken” or “accrued but unused”, in relation to leave entitlements, means leave to which you have become entitled upon termination of employment pursuant to the Award.

“Award” means the National Australia Bank Group Award 2002 as varied or replaced from time to time;

“Bank” means National Australia Bank Limited and its Related Bodies Corporate.

“Commencement Date” means the commencement date set out in your letter of offer.

“Confidential Information” means any trade secret, manufacturing process, formulae or other confidential information relating to the business affairs, accounts, works, marketing plans, sales plans, prospects, research, management, financing, products, inventions, designs, processes and any data bases, data surveys, customer lists, specifications, drawings, records, reports, software or other documents, material or other information whether in writing or otherwise concerning the Bank or any of its customers or suppliers to which you gain access, whether before, during or after your employment.

“Employment Period” means the period from the Commencement Date until your employment is terminated in accordance with this agreement.

“Enterprise Agreement” means any industrial agreement binding upon us which has been approved or certified by the Australian Industrial Relations Commission from time to time, pursuant to the provisions of the Workplace Relations Act 1996, as varied or replaced from time to time.

“Incentive Plan Year” means the period commencing 1 October in any year until 30 September in the following year.

“Manager” means the person holding the Position to which you report in your Position.

“Personal Information” means information or an opinion about individuals, including in particular information about our customers whether true or not and whether recorded in material form or not, whose identity is apparent or can reasonably be ascertained from that information or opinion.

“Position” means:

(a)           your position specified in Section A of the Attachment; or

(b)           your position as it is varied in accordance with this agreement; or

(c)           any other position to which you are appointed in accordance with this agreement,

as the case may be.

“Privacy Policy” means the National Privacy Policy effective 21 December 2001.

“Redundancy, Redeployment and Retrenchment Agreement” means the Redundancy, Redeployment and Retrenchment Agreement entered into between us and the Finance Sector Union of Australia in 2002, as varied or replaced from time to time.

“Related Body Corporate” has the same meaning as in Section 50 of the Corporations Act.

“Total Employment Compensation” means the amount as specified in Section B of the Attachment where this amount includes TRP and Employer-funded Superannuation.

“Total Remuneration Package” means the amount specified as such in Section B of the Attachment where a portion of the TRP includes a Benefit Component that may be taken as cash.

“Us” ( or “us”) means National Australia Bank Limited.

“We” ( or “we”) means National Australia Bank Limited.

“You” ( or “you”) means the person to whom this offer of continuing employment is addressed.

May 2004

Gavin Slater

Group General Manager, Office of the CEO

Level 35, 500 Bourke Street

MELBOURNE   VIC   3000

Dear

First of all, I would like to thank you for all your help and support over the last few months.  Now that the dust has settled, I have been able to turn my mind towards ensuring that you are properly rewarded for the extra responsibilities that you have taken on.  I am pleased to advise you of the following remuneration arrangement.

Share Award

Subject to the criteria outlined below, you will be entitled to a National share award of 60% of your current TEC.  This equates to $175,000.

•      20% of this award will be used to purchase shares with immediate effect.

•      30% of this award will be used to purchase shares six months from the date of this letter.

•      50% of this award will be used to purchase shares on completion of the APRA project.

The shares will be purchased on a pre-tax basis at a price equal to the average of the closing prices for the five days immediately following the date of this letter.

You will be entitled to receive any dividends that are paid by the National while the shares remain in trust.

The earliest you can apply to have the shares released is on the completion of the APRA project.  The shares may remain in trust on a tax-deferred basis for up to ten years from the date of issue(1).

All other terms and conditions of your current employment agreement remain the same.

I look forward to your ongoing support and diligence during this challenging period for the National Group and would thank you once again for your support to date.

Regards

(1)           While the shares remain in trust they will be subject to forfeiture on serious misconduct only.